Exhibit 99.1

TECHNOLOGY RESEARCH CORPORATION AND
SHANGHAI ELE ANNOUNCE SETTLEMENT

CLEARWATER, FLORIDA, August 8, 2008 – Owen Farren, Chief Executive Officer of Technology Research Corporation (TRC), (NASDAQ–TRCI) and Long Zhang, Chief Executive Officer of Shanghai ELE Manufacturing Corporation (ELE), announce that they have settled the lawsuit between them in the United States District Court for the Middle District of Florida on mutually agreeable terms. In the lawsuit ELE sought a declaratory judgment that TRC’s United States Patent No. 6,292,337, covering LCDI products, is invalid and not infringed. TRC defended that its patent is valid and counterclaimed that ELE infringed. Under the terms of the settlement the case is to be dismissed with prejudice and ELE and TRC have entered into a cross-license for the ‘337 patent and ELE’s Chinese patents Nos. ZL200420096315.2, ZL200520118736.5 and ZL200520118737.X. The parties are looking forward to a cooperative business relationship.

Technology Research Corporation designs, manufactures and markets electrical safety products that save lives, protect people from serious injury from electrical shock and prevent electrical fires in the home and workplace. These products have worldwide application. The Company also supplies power monitoring and control equipment to the United States Military and its prime contractors.

“Safe Harbor” Statement: Certain statements made in this press release are forward looking in nature and, accordingly, are subject to risks and uncertainties. The actual results may differ materially from those described or contemplated.

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